Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-6284

lsharp@smith-wesson.com

Smith & Wesson Holding Corporation

Updates Financial Expectations

Increasing Guidance for Fourth Quarter and Full 2015 Fiscal Year Net Sales and Earnings Per Share

SPRINGFIELD, Mass., April 15, 2015 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced that it is updating expectations for its fourth quarter and full 2015 fiscal year, which will end April 30, 2015. The company indicated that orders throughout its fiscal fourth quarter have been stronger than originally anticipated and it is therefore increasing its guidance.

Financial Outlook

For the fourth quarter of fiscal 2015, the company expects net sales of between $175.0 million and $179.0 million and GAAP earnings per diluted share from continuing operations of between $0.34 and $0.36. On a non-GAAP basis, the company expects earnings per diluted share to be between $0.39 and $0.41. (See below “Reconciliation of Expected GAAP Earnings per Share from Continuing Operations to Expected Non-GAAP Earnings per Share from Continuing Operations” table.)

For full 2015 fiscal year, the company expects net sales of between $546.0 million and $550.0 million and GAAP earnings per diluted share from continuing operations of between $0.84 and $0.86. On a non-GAAP basis, the company expects earnings per diluted share to be between $0.96 and $0.98. (See below “Reconciliation of Expected GAAP Earnings per Share from Continuing Operations to Expected Non-GAAP Earnings per Share from Continuing Operations” table.)

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, certain non-GAAP financial measures, including non-GAAP earnings per share from continuing operations, are presented. From time-to-time, the company considers and uses these supplemental measures of operating performance in order to provide the reader with an improved understanding of underlying performance trends. The company believes it is useful for itself and the reader to review, as applicable, both GAAP measures that include: (i) fair value inventory step-up and backlog expense, (ii) amortization of acquired intangible assets, (iii) acquisition-related costs, and (iv) the tax effect of non-GAAP adjustments, which are primarily related to the acquisition of Battenfeld Technologies, Inc., and the non-GAAP measures that exclude such information. The company presents these non-GAAP measures because it considers them an important supplemental measure of its performance. The company’s definition of these adjusted financial measures may differ from similarly named measures used by others. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP measures. The principal limitations of these measures are that they do not reflect the company’s actual expenses and may thus have the effect of inflating its financial measures on a GAAP basis.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s firearm division brands include Smith & Wesson®, M&P®, and Thompson/Center Arms™. As an industry leading manufacturer of shooting, reloading, gunsmithing, and gun cleaning supplies, the company’s accessories division produces innovative, top quality products under Battenfeld Technologies, Inc., including Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Frankford Arsenal® Reloading Tools, Lockdown® Vault Accessories, and Hooyman™ Premium Tree Saws. Smith & Wesson facilities are located in Massachusetts, Maine, Connecticut, and Missouri. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding orders having been stronger than originally anticipated; and our expectations for net sales, GAAP earnings per diluted share from continuing operations, and non-GAAP earnings per diluted share from continuing operations for the fourth quarter of fiscal 2015 and for fiscal 2015. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for our products; the costs and ultimate conclusion of certain legal matters; the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; the potential for increased regulation of firearms and firearm-related products; speculation surrounding fears of terrorism and crime; our growth opportunities; our anticipated growth; our ability to increase demand for our products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; the position of our hunting products in the consumer discretionary marketplace and distribution channel; our penetration rates in new and existing markets; our strategies; our ability to introduce new products; the success of new products; our ability to expand our markets; our ability to integrate acquired businesses in a successful manner; the success of our partnership with General Dynamics Ordnance and Tactical Systems; the general growth of our firearm accessories business; difficulties in the integration of Battenfeld Technologies, Inc. with our company; the potential for cancellation of orders from our backlog; and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2014.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES

RECONCILIATION OF EXPECTED GAAP EARNINGS PER SHARE FROM CONTINUING OPERATIONS TO EXPECTED NON-GAAP EARNINGS PER SHARE FROM CONTINUING OPERATIONS

(Unaudited)

	Range for the Three Months Ended April 30, 2015		Range for the Year Ended April 30, 2015
GAAP income from continuing operations per share - diluted	$0.34	$0.36	$0.84	$0.86
Fair value inventory step-up and backlog expense	0.04	0.04	0.08	0.08
Amortization of acquired intangible assets	0.04	0.04	0.07	0.07
Acquisition-related costs	—	—	0.04	0.04
Tax effect of non-GAAP adjustments	(0.03)	(0.03)	(0.07)	(0.07)

Non-GAAP income from continuing operations per share - diluted	$0.39	$0.41	$0.96	$0.98